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                                                                    Exhibit 5.6

February 26, 2004

CanWest Media Inc.
CanWest Finance Inc.
- And -
CanWest Global Broadcasting Inc.
C/O CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
Canada  R3B 3L7

Re: US$41,880,457 - 10 5/8% Senior Subordinated Notes due 2011 of CanWest Media Inc.

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Dear Sirs/Mesdames:

A.      INTRODUCTION

We have acted as Quebec counsel to CanWest Finance Inc. and CanWest Global Broadcasting Inc. (referred to herein collectively as the "Quebec Parties" and individually as a "Quebec Party") in connection with the preparation and filing of Amendment No. 1 to the Registration Statement on Form F-3 (the "Registration Statement") filed today by CanWest Media Inc. (the "Issuer"), the Quebec Parties and the other guarantors identified therein including Global Communications Limited as general partner for Global Television Network Quebec, Limited Partnership/Reseau de television Global Quebec, Societe en commandite (the "Quebec Limited Partnership") (collectively, the "Guarantors") with the U.S. Securities and Exchange Commission on or about the date hereof pursuant to the U.S. Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of US$41,880,457 aggregate principal amount of the Issuer's 10 5/8% senior subordinated notes due 2011 (the "Notes") and the related guarantee of the Guarantors (including the Quebec Parties) (the "Guarantee") offered for sale from time to time by the selling securityholder identified in the prospectus forming part of the Registration Statement. The Notes were issued pursuant to an Indenture, dated May 17, 2001 and a Supplemental Indenture dated August 6, 2002 (the "Indenture") among the Issuer, the Guarantors and The Bank of New York, as Trustee.

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A.   SCOPE OF EXAMINATION

For the purposes of the opinions expressed hereinafter, we have examined original executed, certified or facsimile copies of the Indenture and the Guarantee.

We have also examined originals or photostatic, facsimile or certified copies of such corporate records of the Quebec Parties, certificates of public officers and representatives of the Quebec Parties and such other documents that we have deemed relevant and necessary as the basis for the opinions expressed herein.

As to certain questions of fact material to our opinions, we have also examined and relied upon a certificate of Pamela Harrod, Associate General Counsel and Assistant Secretary of the Issuer dated as of the date hereof (the "Officer's Certificate").

Although we maintain the minute books of the Quebec Parties, we record therein only those transactions and events that we are instructed by the Quebec Parties to record. For the purposes of the opinions hereinafter expressed, we have assumed that such instructions received by us are accurate and complete as regards the transactions and events which have occurred and are relevant to either one of the Quebec Parties. Notwithstanding the foregoing, we have no knowledge that any fact set forth or reflected in the minute books of the Quebec Parties is not accurate and complete. The use of the terms "knowledge" and the expressions "to our knowledge" and similar expressions in this opinion letter to qualify our opinion with respect to the existence or absence of any facts referred to herein are intended to indicate that (a) during the course of our representation of the Quebec Parties in connection with this transaction and maintenance of the minute books of the Quebec Parties, no information has come to the attention of our attorneys involved in such transaction which has given us actual knowledge of the existence or absence of such facts and (b) we have undertaken no independent investigation to determine the existence or absence of such facts. With respect to the Quebec Parties and the Quebec Limited Partnership, we have relied on a Certificat d'attestation (Statutory Certificate) of even date issued for each by the Inspector General of Financial Institutions of Quebec under An Act respecting the Legal Publicity of Sole Proprietorships, Partnerships and Legal Persons (Quebec).

In our examination of all documents, we have assumed:

(i)     that all individuals had the requisite legal capacity;

(ii)    that all signatures are genuine;

(iii) that all documents submitted to us as originals are complete and authentic and all photostatic, certified, notarial, telecopied or other copies conform to the originals;
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(iv)    the completeness, truth, currency and accuracy of all facts in official public records and registers and certificates and other documents supplied by public officials;

(v) that all facts addressed and statements made in the Officer's Certificate are complete, true and accurate as of the date of this opinion letter;

(vi) the due incorporation and the corporate status, power, capacity and good standing of each party to the Indenture or the Guarantee other than the Quebec Parties;

(vii) that each party to the Indenture or the Guarantee other than the Quebec Parties has the necessary corporate power and authority to enter into the Indenture or the Guarantee as the case may be and to perform its obligations thereunder and has duly authorized, executed and delivered the Indenture or the Guarantee as the case may be and that the Indenture and the Guarantee constitute legal, valid and binding obligations of such parties, enforceable against each of them in accordance with their terms;

(viii) that the laws of the Province of Quebec govern the execution and delivery of the Indenture and the Guarantee;

(ix) that neither the execution and delivery of the Indenture and the Guarantee by each party thereto other than the Quebec Parties nor the consummation of the transactions contemplated thereby conflicts with or results in a breach of such party's constating documents or by-laws;

(x) that, under the laws applicable thereto, the obligations sought to be guaranteed pursuant to the Guarantee are legal, valid and binding obligations, enforceable in accordance with their terms;

(xi) that in providing the financial assistance contemplated in the Indenture and the Guarantee, each of the Quebec Parties meets the financial tests set forth in Section 123.66 of the Companies Act (Quebec).

Our opinion has been sought with respect to the laws of Province of Quebec only and we have made no independent investigation of the laws of any jurisdiction other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. The opinions hereinafter expressed are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein in effect on the date hereof ("Quebec Law").
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C.   OPINIONS

Based upon the foregoing and subject to the qualifications set forth hereinafter, we are of the opinion that:

1. Each of the Quebec Parties (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Quebec, and (ii) has the corporate power, capacity and authority to enter into and perform its obligations under each of the Indenture and the Guarantee and to conduct its business as now conducted and to own or lease its assets.

2. The Quebec Limited Partnership is a limited partnership registered under the laws of the Province of Quebec;

3. The execution and delivery of and performance by each of the Quebec Parties of each of the Indenture and the Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of such Quebec Party.

4. Each Quebec Party has duly executed and delivered the Indenture and the Guarantee.

5. None of the execution and delivery of or performance by each Quebec Party of its obligations under the Indenture and the Guarantee or compliance by such Quebec Party with the terms and provisions thereof or the consummation of the transactions contemplated therein will violate any provision of the constating documents or by-laws of such Quebec Party.

6. None of the execution and delivery of the Indenture and the Guarantee by each Quebec Party or performance by each Quebec Party of its obligations under the Indenture and the Guarantee or compliance by such Quebec Party with the terms and provisions thereof or the consummation of the transactions contemplated therein will contravene any applicable provision of any law, statute, rule or regulation applicable in the Province of Quebec of any governmental authority.

D.   QUALIFICATIONS

The opinions expressed above, insofar as they relate to the legality, validity, binding nature and enforceability of the Guarantee, are expressly subject to laws concerning bankruptcy, insolvency, reorganization, prescription and similar laws relating to creditors' rights generally.


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Furthermore, the legality, validity, binding nature and enforceability of the
Guarantee may be limited by general principles of equity and no opinion is given as to any specific remedy that may be granted, imposed or rendered, including, without limitation, equitable remedies such as specific performance and injunctions.

The opinions expressed above regarding the legality, validity, binding nature and enforceability of the Guarantee must be read as being subject to the following qualifications:

(a) every creditor must act in good faith and exercise its rights and recourse in a reasonable and non-abusive manner. Thus, without limiting the generality of the foregoing, when a contractual provision grants a creditor the right to take certain steps or make certain decisions in its entire discretion, that discretion may only be exercised by the creditor in a reasonable and non-abusive manner, notwithstanding the express contractual terms;

(b) a Quebec Court has wide discretion to pronounce the nullity of a contract of loan, order the reduction of the obligations arising therefrom or revise the terms and conditions of their performance, to the extent that it finds, in light of the risk and the surrounding circumstances, that there has been lesion with respect to one of the parties;

(c) a creditor is generally not entitled to resolve or resiliate a contract where the debtor's default on which such right is based is of minor importance;

(d) provisions which purport to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect may not be valid;

(e) debtors must be given a reasonable time to make payment of any amount demanded in respect of any obligation payable on demand or without notice and creditors will be precluded from enforcing the credit and security documents relating to such obligation during such period of time;

(f) provisions which suggest or provide that modifications, amendments or waivers that are not in writing will not be effective, may not be valid;

(g) Article 2345 of the Civil Code of Quebec ("C.C.Q.") obliges the creditor under a guarantee to provide, upon request from the guarantor, any useful information respecting the content and the terms and conditions of the principal obligation and the progress made in its performance and accordingly, we express no opinion on the legality, validity or enforceability of any provision of the Guarantee which may contravene the provisions of said article;
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(h)      the provisions of Article 2355 C.C.Q. render null any renunciation in advance of the benefit of subrogation by a guarantor; consequently, it could be argued that, if as a result of the acts of any of the guaranteed creditors, a Quebec Party could no longer be usefully subrogated to the rights of such guaranteed creditors, or if a Quebec Party were to be deprived of a security or a right which it could have set up by subrogation, such Quebec Party would be discharged in accordance with the provisions of Article 2365 C.C.Q., to the extent of the prejudice that such Quebec Party has suffered, notwithstanding any provisions of the Guarantee to the contrary;

(i) as the Guarantee may be construed to cover future or indeterminate debts, the Quebec Party may, as permitted by Article 2362 C.C.Q., terminate its obligations as guarantor thereunder after three years (so long as the guaranteed indebtedness has not become exigible) by giving prior and sufficient notice to the Issuer, any other guarantor of such indebtedness and the guaranteed creditors; notwithstanding such termination of the Guarantee, each Quebec Party would remain liable for guaranteed debts existing at the time of such termination;

(j) any provision of the Guarantee purporting to allow the Issuer or any of the guaranteed creditors to increase the obligations guaranteed by the Guarantee or otherwise amend such obligations without the consent of the Quebec Parties might not be enforced by a Quebec Court and accordingly, we express no opinion on the legality, validity or enforceability of the Guarantee to the extent that such obligations are modified or amended without the consent of the relevant Quebec Party; and

(k) Article 2341 C.C.Q. provides that a guarantee may not be contracted under conditions more onerous than those applicable to the guaranteed obligations. Consequently, to the extent a Quebec Court would be of the opinion that any guarantee created under the terms of the Guarantee is granted under more onerous conditions than the principal obligations secured thereunder, such guarantee would be reducible to the measure of the principal obligation.

The opinion expressed in paragraph 5 of Part C of this opinion letter does not constitute an opinion on the legality, validity, binding nature or enforceability of the Indenture and the Guarantee under Quebec Law.

Under the provisions of the Currency Act (Canada), courts in Canada are precluded from rendering any monetary judgments in any currency other than the lawful currency of Canada.
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E.   RELIANCE

This opinion is solely for the benefit of the addressees and their permitted assigns and participants and not for the benefit of any other person, except that Kaye Scholer LLP may rely on this opinion with respect to matters governed by Quebec law for purposes of its opinion to the Issuer and the other addressees identified therein dated on or about the date hereof. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any other purpose without our prior written consent.

Notwithstanding the foregoing, this opinion is being delivered in connection with the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included therein. In giving such consent, we do not thereby acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DUMOULIN LLP